Exhibit 99.2

Euronet Worldwide, Inc. and Subsidiaries

Pro Forma Condensed Consolidated Balance Sheet (unaudited)

As of December 31, 2002

(In thousands of U.S. dollars)

		Pro Forma Adjustments				Pro Forma Euronet Worldwide
	Historical Euronet Worldwide	Disposition of U.K. and Implementation of Services Agreement		Acquisition of e-pay
	(A)	(B)		(C)
Assets
Current assets:
Cash and cash equivalents	$12,021	$28,475		$(26,270	)(E)	$14,226
Restricted cash	4,401	184		18,651		23,236
Trade accounts receivable, net	8,380	755	(D)	24,953		34,088
Assets held for sale	10,326	(10,326)		—		—
Other current assets	4,297	—		1,239		5,536

Total current assets	39,425	19,088		18,573		77,086
Property, plant and equipment, net	21,394	—		1,994		23,388
Intangible assets, net	1,834	—		77,267	(F)	79,101
All other assets, net	3,906	—		379		4,285

Total assets	$66,559	$19,088		$98,213		$183,860

Liabilities and Stockholders’ Equity
Current liabilities:
Liabilities held for sale	$3,537	$(3,537)		$—		$—
Other current liabilities	16,232	1,149		49,593		66,974

Total current liabilities	19,769	(2,388)		49,593		66,974
Notes payable	36,318	—		26,867	(G)	63,185
All other long term liabilities	4,301	3,475		3,781	(H)	11,557

Total liabilities	60,388	1,087		80,241		141,716

Stockholders’ equity:
Common stock and additional paid in capital	137,906	—		17,972	(I)	155,878
Accumulated deficit	(129,655)	17,994		—		(111,661)
Other stockholders’ (deficit)/equity	(2,080)	7		—		(2,073)

Total stockholders’ equity	6,171	18,001		17,972		42,144

Total liabilities and stockholders’ equity	$66,559	$19,088		$98,213		$183,860

See accompanying notes to pro forma unaudited condensed consolidated financial statements.

Euronet Worldwide, Inc. and Subsidiaries

Pro Forma Condensed Consolidated Statement of Operations (unaudited)

Twelve Months Ended December 31, 2002

(In thousands of U.S. dollars, except share and per share data)

Pro Forma Adjustments	Pro Forma Euronet Worldwide
Historical Euronet Worldwide	Disposition of U.K. and Implementation of Services Agreement	Acquisition of e-pay
(A)	(J)	(L)
Revenues:
EFT processing services	$53,918	$(12,993)	$—	$40,925
Prepaid processing services	—	—	54,654	54,654
Software and related revenue	17,130	—	—	17,130

Total	71,048	(12,993)	54,654	112,709

Operating expenses:
Direct operating costs	29,609	(9,308)	41,653	61,954
Salaries and benefits	25,282	(1,591)	3,878	27,569
Selling, general and administrative	6,917	(1,093)	2,728	8,552
Depreciation and amortization	9,659	(94)	3,986	(M)	13,551

Total operating expenses	71,467	(12,086)	52,245	111,626

Operating (loss)/income	(419)	(907)	2,409	1,083

Other income/(expenses):
Interest income	247	—	277	524
Interest expense	(6,253)	192	(2,049	)(N)	(8,110)
Loss on facility sublease	(249)	—	—	(249)
Equity in (losses)/income from investee companies	(183)	—	145	(38)
Loss on early retirement of debt	(955)	—	—	(955)
Foreign exchange (loss)/gain, net	(4,233)	(644)	43	(4,834)

Total other expense	(11,626)	(452)	(1,584)	(13,662)

(Loss)/income from continuing operations before income taxes and minority interest	(12,045)	(1,359)	825	(12,579)
Income tax benefit/(expense)	2,312	—	(K)	(126	)(O)	2,186

(Loss)/income from continuing operations before minority interest	(9,733)	(1,359)	699	(10,393)
Minority interest	100	—	(49)	51

(Loss)/income from continuing operations	$(9,633)	$(1,359)	$650	$(10,342)

Loss per share from continuing operations – basic	$(0.42)	$(0.40)
Basic weighted average outstanding shares	23,156,129	—	2,497,503	(I)	25,653,632

See accompanying notes to pro forma unaudited condensed consolidated financial statements.

Euronet Worldwide, Inc.

Notes to the Pro Forma Unaudited Condensed Consolidated Financial Statements

A.	Reflects the historical financial position and results of operations of Euronet. Certain amounts have been reclassified to conform to current presentation and reflect continuing operations.

B.	To record the disposition of Euronet UK assets and liabilities as a result of the sale, the net proceeds on the sale and the after-tax gain as if the transaction had occurred on December 31, 2002. The following table summarizes the effect of the transaction (in thousands of U.S. dollars):

Sale price of Euronet UK	$29,423
Less: Portion of sale price attributed to value of ATM Services	(4,500)

Total consideration received attributed to Purchase Agreement	24,923
Less: Net transaction and settlement costs	(505)

Net cash consideration received	24,418
Less: value of net assets removed as of December 31, 2002
Euronet UK assets removed	(10,326)
Euronet UK liabilities removed	3,537
Other liabilities removed	372

Gain on sale	$18,001

Due to the nature of the transaction, the gain on the sale is expected to be nontaxable in accordance with the tax regulations of the relevant tax jurisdictions.

C.	To record the acquisition of e-pay assets and liabilities as a result of the sale and to record the consideration paid for the shares of e-pay as if the transaction had occurred on December 31, 2002. The following table summarizes the consideration paid for e-pay (in thousands of U.S. dollars):

Cash paid at closing	$29,996
Euronet common stock: 2,497,503 shares	17,972
Deferred consideration, payable quarterly from 90% of free cash flow, 6% interest per annum accruing daily, 24 month maturity	8,533
Notes payable, 7% interest per annum, convertible into 647,282 shares of Euronet common stock, 24 month maturity	7,353
Notes payable, 8% interest per annum, 24 month maturity	10,981

Total paid to shareholders	74,835
Transaction costs and share registration fees	1,358

Total cost of acquisition	$76,193

D.	To reflect the portion of sales proceeds being held in escrow or otherwise retained subject to the completion and settlement of certain post-closing matters or adjustments.

E.	To record the cash acquired with the purchase of e-pay of $5.1 million, reduced by the total cash paid to shareholders of $30.0 million and transaction costs of $1.4 million.

F.	Under the purchase method of accounting, the total purchase price is allocated to acquired tangible and intangible assets based on a preliminary estimate of their fair values as determined by management and a third-party appraisal at the completion of the acquisition. The purchase price is allocated as follows (in thousands of U.S. dollars):

Customer relationships	$12,820
Software	1,038
Trademark and trade name	3,433
Goodwill	59,976

Total intangible assets	77,267
Net tangible assets and working capital	3,083
Deferred tax liability	(4,157)

Total cost of acquisition	$76,193

Of the total purchase price, $3.1 million has been allocated to net tangible assets and working capital acquired and approximately $13.9 million has been allocated to amortizable intangible assets acquired. The depreciation and amortization related to the fair value adjustment to net tangible assets and the amortization related to the amortizable intangible assets are reflected as pro forma adjustments to the unaudited pro forma condensed combined consolidated statements of operations.

Of the total estimated purchase price, approximately $60.0 million has been allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets.

In accordance with the Statement of Financial Accounting Standards No. 142 – Goodwill and Other Intangible Assets, goodwill and intangible assets with indefinite lives resulting from business combinations completed subsequent to December 31, 2001, will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of the combined company determines that the value of goodwill or intangible assets with indefinite lives has become impaired, the combined company will incur an accounting charge for be amount of impairment during the fiscal quarter in which the determination is made.

G.	To record the notes payable incurred with the purchase of e-pay. See Note C above.

H.	To record the long-term deferred tax liability of $3.6 million resulting from the amortizable intangible assets acquired with the purchase of e-pay, and other long-term liabilities acquired of $0.2 million.

I.	To record the common stock issued with the purchase of e-pay. See Note C above.

J.	To remove the results of Euronet UK from continuing operations and to reflect the fair value of the ATM Services provided under the Services Agreement as if the transaction had occurred on January 1, 2002.

K.	The income tax effect of pro forma adjustments is assumed to be nil as there are current period losses in excess of the income from continuing operations.

L.	To add the results of e-pay to continuing operations and to record interest expense on notes payable incurred and amortization expense on the amortizable intangible assets acquired as if the transaction had occurred on January 1, 2002.

M.	To record annual amortization on the amortizable intangible assets acquired with the purchase of e-pay. See Note F above.

N.	Includes $1.9 million of interest expense on notes payable incurred with the purchase of e-pay. See Notes C and G above. While the deferred consideration bearing 6% interest requires repayments using 90% of e-pay’s excess free cash flow, this pro forma assumes no payments toward debt were made during the period.

O.	Includes $1.1 million of income tax benefit associated with interest expense on notes payable incurred and amortization expense on the amortizable intangible assets acquired.